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                                                                 EXHIBIT 23.1(a)


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of BankAmerica Corporation for the registration of Debt Securities, Debt Warrants, Preferred Stock, Depositary Shares, Preferred Stock Warrants, Common Stock, Common Stock Warrants and Currency Warrants and to the incorporation by reference therein of our report dated January 18, 1994, except for Note 2, as to which the date is January 27, 1994, with respect to the consolidated financial statements of BankAmerica incorporated by reference in its Annual Report on Form 10-K for the year ended December 31 1993, filed with the Securities and Exchange Commission.


                                            /s/  ERNST & YOUNG LLP


San Francisco, California
August 11, 1994